                                                                   EXHIBIT 99.15

                           MERRELL LYNCH SHAREHOLDER
                         SERVICING PLAN AND AGREEMENT

  PLAN AND AGREEMENT made as of the 30th day of December, 1988 by and between Merrill Lynch U.S.A. Government Reserves, a Massachusetts business trust (the "Fund"), and Merrill Lynch. Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MLPF&S").

  WHEREAS, the Fund is a no load open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

  WHEREAS, MLPF&S acts as a dealer selling shares of the Fund to its customers and substantially all of the shareholders of the Fund are MLPF&S customers who maintain their Fund accounts through MLPF&S (such accounts being referred to herein as the "MLPF&S Fund Accounts")

  WHEREAS, MLPF&S provides a variety of administrative and operation services to MLPF&S Fund Accounts including processing shareholder orders and administering MLPF&S Fund Accounts (such services being referred to as "MLPF&S Administrative Services") which are being provided pursuant to the management arrangements between the Fund and Merrill Lynch Asset Management. Inc. ("MLAM");

  WHEREAS MLPF&S account executives and other personnel spend substantial amounts of time providing shareholder services to existing and prospective MLPF&S Fund Accounts, including furnishing information as to the status of such MLPF&S Fund Accounts and handling purchase and redemption orders for Fund shares, for which they receive no compensation (such services being referred to herein as "MLPF&S Shareholder Services and Activities");

  WHEREAS, the Trustees of the Fund have determined that the Fund should make direct payments to MLPF&S for distribution to its account executives and other directly involved Merrill Lynch personnel as compensation for the MLPF&S Shareholder Services and Activities and that such payments should be in addition to the management compensation being paid MLAM.

  WHEREAS, the Fund desires to adopt this Merrill Lynch Shareholder Servicing Plan and Agreement (the "Plan") in the manner and on the terms and conditions hereinafter set forth. which Plan must be adopted pursuant to Rule 12b-1 under the Investment Company Act because the services for which compensation is to be provided under the Plan may include services associated with the distribution of Fund shares;

  WHEREAS, MLPF&S desires to enter into the Plan on said terms and conditions;
and

  WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders:

  Now, THEREFORE, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Company Act and the parties hereto enter into this agreement on the following terms and conditions:

    1. The Fund is hereby authorized to utilize its assets to make payments to MLPF&S pursuant to the Plan to compensate MLPF&S account executives and other directly involved MLPF&S personnel for providing the MLPF&S Shareholder Services and Activities with respect to MLPF&S Fund Accounts.

  2. The Fund shall pay MLPF&S a fee at the end of each month at the annual rate of 0. 125 % of average daffy net asset value of the MLPF&S Fund Accounts. MLPF&S is obligated to expend the entire amount of the fee for compensation, including incentives and bonuses, to MLPF&S account executives and other directly involved MLPF&S personnel (the "Plan Expenditures"). The fee is for direct personal services and is not to be considered compensation for the MLPF&S Administrative Services.

  3. MLPF&S shall provide the Fund for review by the Trustees, and the Trustees shall review. at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee for Plan Expenditures during such period. The report shall include an itemization of the Plan Expenditures made by MLPF&S, the purpose of such Plan Expenditures and a description of the benefits derived by the Fund therefrom.

  4. In the event that the aggregate payments received by MLPF&S under the Plan in any year shall exceed the Plan Expenditures in such fiscal year. MLPF&S shall be required to reimburse the Fund the amount of such excess.

  5. MLPF&S will use its best efforts in rendering and causing its employees to render services to the Fund, but in the absence of willful misfeasance, bad faith gross negligence or reckless disregard of its obligations hereunder, MLPF&S shall not be liable to the Fund or any of its shareholders for any error of judgment or mistake of law or for any act of omission or for any sustained by the Fund or its shareholders.

  6. Nothing contained in the Plan shall prevent MLPF&S or any affiliated person of MLPF&S from performing services similar to those to be performed hereunder for any other person. firm or corporation or for its or their own accounts or for the accounts of others.

  7. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan Or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

  8. The Plan shall not take effect until it has been approved by a vote of at least a majority. as defined in the Investment Company Act, of the outstanding voting securities of the Fund.

  9. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 7.

  10. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees. or by vote of a majority of the outstanding voting securities of the Fund.

  11. The Plan may not be amended to increase materially the fee provided for in Paragraph 2 unless such amendment is approved in the manner provided for initial approval in paragraphs 7 and 8, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 7.

  12. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

  13. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

  14. Tne Declaration of Trust establishing Merrill Lynch U.S.A. Government Reserves Fund, dated July 29, 1982, a copy of which, together with all amendments thereto (the "'Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch U.S.A. Government Reserves" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch U.S.A. Government Reserves shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch U.S.A. Government Reserves, but the Trust Property only shall be liable.

WHEREAS, the parties hereto have executed and delivered this Shareholder Servicing Plan and Agreement as of the date first above written.

                                       MERRILL LYNCH, U.S.A. GOVERNMENT RESERVES

                                       By   ....................................

                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                       By   ....................................